Exhibit 99.1

NEWS

TEAM, INC.	For immediate release
13131 Dairy Ashford, Suite 600	Contact: Greg L. Boane (281) 388-5541
Sugar Land, TX 77478

Team, Inc. Names Amerino Gatti as CEO

SUGAR LAND, Texas, January 16, 2018 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) (“Team” or “the Company”) today announced that Amerino Gatti has been appointed as Chief Executive Officer and a member of the Company’s Board of Directors, effective January 24, 2018.

Prior to joining Team, Gatti served for more than 25 years at Schlumberger Limited. As President of the Production Group, he oversaw 20,000 employees across 85 countries and delivered growth and market share gain for a business with multi-billion dollars in annual revenues. Previously, he served in a variety of roles of progressing leadership responsibility including, President – Production Group, President Well Services, VP Production Group – North America, VP Marketing & Sales – North America, VP & General Manager – Qatar GeoMarket, and VP Sand Management Services.

“On behalf of the entire Board, I am pleased to welcome Amerino as our new CEO,” said Louis A. Waters, Chairman of the Team Board of Directors. “With more than 25 years of experience in the oilfield services industry with one of the leading companies of our time, Amerino is a seasoned energy executive with an impressive track record of driving strategic and commercial growth for complex, global services businesses. His proven leadership, combined with his technical operational experience, make Amerino the right person to lead Team during its next phase of growth.”

“I am honored to join Team as CEO and excited to lead the Company at a pivotal time in its history,” Mr. Gatti said. “I am confident in the growth opportunities ahead as the energy markets continue to improve and demand for the Company’s services strengthens. I look forward to working closely with the Board and management team and the Company’s talented employees to provide our customers with timely, safe and reliable services, increase profitability and drive value for our shareholders.”

Gary Yesavage, who has served as Team’s interim CEO since September 2017, will continue to serve on the Board of Directors. “It has been a pleasure serving as Team’s interim CEO over the past several months and I am excited that someone as qualified as Amerino has joined the leadership team and Board to continue realizing the Company’s competitive advantages, delivering sustainable growth and enhancing value for shareholders,” said Mr. Yesavage. “We are confident that his experience and leadership qualities make him the right person for Team, and I look forward to working with him to position the Company for long-term success.”

About Team, Inc.
Headquartered near Houston, Texas, Team, Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services across its 220 branch locations and more than 20 countries throughout the world. For more information, please visit www.teaminc.com.